Exhibit 4.7

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of [●], 2021, by and among eToro Group Ltd., a company organized under the laws of the British Virgin Islands (the “Company”), FinTech Acquisition Corp. V, a Delaware corporation (“SPAC”), Cantor Fitzgerald & Co., a New York corporation (the “Underwriter”), Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (“Continental”), and American Stock Transfer & Trust Company, a New York corporation (“AST”). Capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Existing Warrant Agreement (as defined below).

WHEREAS, SPAC and Continental are parties to that certain Warrant Agreement, dated as of December 3, 2020, and filed with the United States Securities and Exchange Commission (the “Commission”) on December 9, 2020 (the “Existing Warrant Agreement”);

WHEREAS, on December 8, 2020, SPAC closed its initial public offering (the “Public Offering”) of 25,000,000 SPAC public units (the “Public Units”) with each such unit consisting of one share of Class A common stock, par value $0.0001 per share, of SPAC (the “SPAC Class A Stock”) and one-third of one SPAC public warrant (each whole public warrant, a “Public Warrant”), with each Public Warrant entitling the holder thereof to purchase one share of SPAC Class A Stock at an exercise price of $11.50 per share, subject to adjustment as provided in SPAC’s registration statement on Form S-1, initially filed with the Commission on October 23, 2020 (the “IPO Registration Statement”), on the later of 30 days after the closing of an initial business combination or December 8, 2021, 12 months after the closing of the Public Offering;

WHEREAS, simultaneously with the consummation of its Public Offering, SPAC consummated a private placement of 640,000 SPAC private units (the “Private Units” and together with the Public Units, the “Units”) to FinTech Investor Holdings V, LLC (“FinTech Investor”) with each such unit consisting of one share of SPAC Class A Stock and one-third of one SPAC private warrant (the “Private Warrants” and, together with the Public Warrants, the “Warrants”), with each Private Warrant entitling the holder thereof to purchase one share of SPAC Class A Stock at an exercise price of $11.50 per share, subject to adjustment as described in the IPO Registration Statement, on the later of 30 days after the closing of an initial business combination or December 8, 2021, 12 months after the closing of the Public Offering;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, SPAC, the Company, and Buttonwood Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated March 16, 2021, pursuant to which, on the terms and subject to the conditions set forth therein, at the Effective Time (as defined below), Merger Sub will merge with and into SPAC, with SPAC surviving as a wholly-owned subsidiary of the Company (the “Merger”);

WHEREAS, pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”) (i) each Unit will be automatically separated into one share of SPAC Class A Stock and one-third of one Public Warrant or Private Warrant, as applicable, (ii) each share of Class B common stock, par value $0.0001 per share, of SPAC (the “SPAC Class B Stock”), issued and outstanding immediately prior to the effective time (after giving effect to the forfeiture of certain shares of SPAC Class B Stock pursuant to the Sponsor Agreement (as defined in the Merger Agreement)), will be converted into the right to receive one common share of the Company, no par value (the “Company Common Shares”), (iii) each share of SPAC Class A Stock issued and outstanding immediately prior to the effective time (after giving effect to any SPAC Stockholder Redemptions (as defined in the Merger Agreement) and other than Excluded Shares (as defined in the Merger Agreement)) will be converted into the right to receive one Company Common Share, and (iv) each Public Warrant outstanding immediately prior to the Effective Time will be converted into a warrant to purchase Company Common Shares (a “Company Warrant”);

WHEREAS, pursuant to that certain Sponsor Share Surrender and Share Restriction Agreement, dated March 16, 2021 (the “Sponsor Agreement”), at the Effective Time each Private Warrant will be cancelled and forfeited by FinTech Investor for no consideration (the “Sponsor Forfeiture”);

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form F-4, File No. 333-259189, under the Securities Act of 1933, as amended, of, among other securities, the Company Warrants;

WHEREAS, in connection with the Merger, SPAC desires to assign all of its right, title and interest in the Existing Warrant Agreement to the Company, and the Company wishes to accept such assignment and assume all the liabilities and obligations of SPAC under the Existing Warrant Agreement, each as of the Effective Time;

WHEREAS, as part of the assignment of the Existing Warrant Agreement by SPAC to the Company, Continental desires to resign its duties as the Warrant Agent (as defined therein) as of the Effective Time;

WHEREAS, AST desires to serve as successor Warrant Agent from and after the Effective Time, and the Company, as successor to SPAC under the Existing Warrant Agreement, desires to appoint AST as Warrant Agent from and after the Effective Time; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Existing Warrant Agreement may be amended without the consent of any Registered Holders (as defined in the Existing Warrant Agreement) for the purpose of adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the parties thereto may deem necessary or desirable and that the parties thereto deem shall not adversely affect the interest of the Registered Holders.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Assignment and Assumption; Consent.

1.1. Assignment and Assumption. SPAC hereby assigns to the Company all of SPAC’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) and the Warrants (which shall become Company Warrants upon consummation of the Merger) as of the Effective Time. The Company hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of SPAC’s liabilities and obligations under the Existing Warrant Agreement and the Warrants (which shall become Company Warrants upon consummation of the Merger and as amended hereby) arising from and after the Effective Time.

1.2. Consent. Pursuant to Section 3.9 of that certain Underwriting Agreement, by and between SPAC and Underwriter, dated December 3, 2020, the Underwriter hereby consents to (a) the assignment of the Existing Warrant Agreement and the Warrants by SPAC to the Company pursuant to Section 1.1 hereof effective as of the Effective Time, and (b) the assumption of the Existing Warrant Agreement and Warrants by the Company from SPAC pursuant to Section 1.1 hereof effective as of the Effective Time.

2. Amendment of Existing Warrant Agreement and Warrants. After giving effect to the Effective Time, the Company and the Warrant Agent hereby amend the Existing Warrant Agreement, and the Warrants issued thereunder, as provided in this Section 2, effective as of the Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement and Warrants set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the Registered Holders:

2.1. Preamble.

2.1.1. The preamble to the Existing Warrant Agreement is hereby amended by deleting “FinTech Acquisition Corp. V, a Delaware corporation” and replacing it with “eToro Group Ltd., a company organized under the laws of the British Virgin Islands.” As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to the Company rather than SPAC.

2.1.2. The preamble to the Existing Warrant Agreement is hereby further amended by deleting “Continental Stock Transfer & Trust Company, a New York limited purpose trust company” and replacing it with “American Stock Transfer & Trust Company, a New York limited liability trust company”. As a result thereof, all references to the “Warrant Agent” or “Continental Stock Transfer & Trust Company” in the Existing Warrant Agreement shall be references to AST rather than Continental.

2.2. Recitals. The recitals on page one of the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows:

“WHEREAS, on December 8, 2020, FinTech Acquisition Corp. V, a Delaware corporation (“FTV”), closed its initial public offering (the “Public Offering”) of units (the “Public Units”) with each such unit consisting of one share of Class A common stock, par value $0.0001 per share, of FTV (“FTV Common Stock”) and one-third of one FTV public warrant (the “Public Warrants”), where each whole Public Warrant entitles the holder thereof to purchase one share of FTV Common Stock at a purchase price of $11.50 per share, subject to adjustments as provided in FTV’s Registration Statement (as defined below), and, in connection therewith, issued and delivered approximately 8,333,333 warrants to public investors in the Public Offering;

WHEREAS, simultaneously with the consummation of the Public Offering, FTV issued in a private placement to FinTech Investor (i) an aggregate of 640,000 units (“Private Units” and, together with the Public Units, the “Units”), each Private Unit comprised of one share of FTV Common Stock and one-third of one private warrant (the “Private Warrants” and, together with the Public Warrants, the “FTV Warrants”), where each whole Private Warrant entitles the holder thereof to purchase one share of FTV Common Stock at a purchase price of $11.50 per share, subject to the same adjustments as provided in FTV’s Registration Statement;

WHEREAS, FTV has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, No. 333-249646 (the “Registration Statement”) and prospectus (the “Prospectus”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Public Units and the Public Warrants and FTV Common Stock included in the Public Units;

WHEREAS, FTV, the Company and Buttonwood Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), are parties to that certain Agreement and Plan of Merger, dated as of March 16, 2021 (the “Merger Agreement”), which, among other things, provides for the merger of Merger Sub with and into FTV with FTV surviving as a wholly-owned subsidiary of the Company (the “Merger”);

WHEREAS, pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), (i) each Unit will be automatically separated into one share of FTV Class A Stock and one-third of one Public Warrant or Private Warrant, as applicable, (ii) each share of FTV Class B common stock, par value $0.0001 per share (the “FTV Class B Stock”), issued and outstanding immediately prior to the effective time (after giving effect to the forfeiture of certain shares of FTV Class B Stock pursuant to the Sponsor Agreement (as defined in the Merger Agreement)), will be converted into the right to receive one common share of the Company, no par value (the “Company Common Shares”), (iii) each share of FTV Class A Stock issued and outstanding immediately prior to the effective time (after giving effect to any SPAC Stockholder Redemptions (as defined in the Merger Agreement) and other than Excluded Shares (as defined in the Merger Agreement)) will be converted into the right to receive one Company Common Share, (iv) each Public Warrant outstanding immediately prior to the Effective Time will be converted into a warrant to purchase Company Common Shares (a “Company Warrant”) and (v) each Private Warrant will be cancelled and forfeited for no consideration;

WHEREAS, on [●], 2021, pursuant to the terms of the Merger Agreement, the Company, FTV, Continental and AST entered into an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), pursuant to which (i) FTV assigned its rights and obligations under this Agreement to the Company and the Company assumed FTV’s rights and obligations under this Agreement from FTV, (ii) Continental resigned from its duties and (iii) AST accepted its appointment as Warrant Agent hereunder, each effective as of the Effective Time;

WHEREAS, pursuant to the Merger Agreement, the Warrant Assumption Agreement and Section 4.4 of this Agreement, effective as of the effective time of the Merger (the “Effective Time”), each of the issued and outstanding FTV Warrants shall no longer be exercisable for shares of FTV Common Stock but instead became exercisable (subject to the terms and conditions of this Agreement) for Company Common Shares;

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on F-4, File No. 333-259189 for the registration, under the Securities Act of 1933, as amended, of, among other securities, the Company Warrants;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Company Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Company Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Company Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Company Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

2.3. Reference to Company Common Shares. (i) All references to “Common Stock” in the Existing Warrant Agreement (including all Exhibits thereto) shall be changed to “Company Common Shares” and (ii) all references to “stockholders” shall be changed to “shareholders.”

2.4. Reference to Company Warrants. All references to “Warrants” or “Public Warrants” in the Existing Warrant Agreement (including all Exhibits thereto) shall be changed to “Company Warrants”.

2.5. Warrant Register. Section 2.3.1 of the Existing Warrant Agreement is hereby amended by deleting “Except for fractional Warrants that are included in a Unit that has not been separated into its constituent securities,”.

2.6. Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

2.7. Placement Warrants and Working Capital Warrants. Section 2.5 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

2.8. Warrant Price. Section 3.1 of the Existing Warrant Agreement is hereby amended by (a) adding “(as defined below)” after the first appearance of the term “Business Days” and (b) adding the following sentence after the last sentence:

“As used herein, “Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York or Tel-Aviv, Israel are authorized or required by applicable law to close.”

2.9. Duration of Warrants. Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A Whole Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is thirty (30) days after the date on which the Merger is completed, and terminating at 5:00 p.m., New York City time, on the earlier of: (i) five years after the date on which the Merger is completed, (ii) the liquidation of the Company, or (iii) the Redemption Date (as defined below) (the “Expiration Date”); provided, however, that the exercise of any Company Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.3 below with respect to an effective registration statement. Except with respect to the right to receive the Redemption Price (as defined below) in the event of a redemption (as set forth in Section 6 hereof), each outstanding Company Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Company Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Company Warrants and, provided further that any such extension shall be identical in duration among all the Company Warrants.”

2.10. Exercise of Warrants. Section 3.3.1(c) of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“(c) [INTENTIONALLY OMITTED]”

2.11. Issuance of Shares of Common Stock on Exercise. Section 3.3.3 of the Existing Warrant Agreement is hereby amended by deleting “, in which case the purchaser of a Unit containing such Public Warrants shall have paid the full purchase price for the Unit solely for the shares of Common Stock underlying such Unit”.

2.12. Extraordinary Dividends. Section 4.1.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“If the Company, at any time while the Company Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Company Common Shares on account of such Company Common Shares (or other shares of the Company’s capital stock into which the Company Warrants are convertible), other than (a) as described in subsection 4.1.1 above, or (b) Ordinary Cash Dividends (as defined below) (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each Company Common Share in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Company Common Shares during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Company Common Shares issuable on exercise of each Company Warrant) does not exceed $0.50.”

2.13. Adjustments in Exercise Price. Section 4.3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

2.14. Replacement of Securities upon Reorganization, etc. Section 4.4 of the Existing Warrant Agreement is hereby amended by deleting “(other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s amended and restated certificate of incorporation or as a result of the repurchase of Common Stock by the Company if a proposed initial Business Combination is presented to the stockholders of the Company for approval)” from the first sentence.

2.15. Other Events. Section 4.8 of the Existing Warrant Agreement is hereby amended by deleting “provided, however, that under no circumstances shall the Warrants be adjusted pursuant to this Section 4.8 (a) as a result of any issuance of securities in connection with a Business Combination or (b) solely as a result of an adjustment to the conversion ratio of the Company’s Class B common stock, $0.0001 par value per share, into Common Stock”.

2.16. Procedure for Surrender of Warrants. Section 5.2 of the Existing Warrant Agreement is hereby amended by deleting “(as in the case of the Placement Warrants and the Working Capital Warrants)”.

2.17. Fractional Warrants. Section 5.3 of the Existing Warrant Agreement is hereby amended by deleting “except as part of the Units”.

2.18. Transfer of Warrants. Section 5.6 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

2.19. Redemption. Section 6.1 of the Existing Warrant Agreement is hereby amended by deleting “Subject to Section 6.4 hereof,”.

2.20. Exclusion of Placement Warrants and Working Capital Warrants. Section 6.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

2.21. Registration of Common Stock. Section 7.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

2.22. Notices.

2.22.1. Section 9.2 of the Existing Warrant Agreement is hereby amended in part to change the delivery of notices to the Company to the following:

“eToro Group Ltd.
30 Sheshet Hayamim St., Bnei Brak, Israel 5120261
Attention:	Yoni Assia
Phone:	+972-73-265-6600
Email:	yoni@etoro.com

with a copy to (which shall not constitute notice):

eToro Group Ltd.
30 Sheshet Hayamim St., Bnei Brak, Israel 5120261
Attention:	Debbie Kahal
Phone:	+972-73-265-6600
Email:	legal@etoro.com

and

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:	David Goldschmidt
Sven Mickisch
Maxim Mayer-Cesiano
Telephone:	+1-212-735-3574
+1-212-735-3554
+1-212-735-2297
Email:	david.goldschmidt@skadden.com
sven.mickisch@skadden.com
maxim.mayercesiano@skadden.com

and

Meitar | Law Offices
16 Abba Hillel Rd.
Ramat Gan
5250608
Israel
Attention:	Dan Shamgar
Jonathan Irom
Phone:	+972-3-610-3171
+972-3-610-3183
Email:	dshamgar@meitar.com
jonathani@meitar.com”

2.22.2. Section 9.2 of the Existing Warrant Agreement is hereby further amended to direct that any notice, statement or demand authorized by the Existing Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Company Warrant to or on the Company pursuant to Section 9.2 shall be delivered to the following:

“American Stock Transfer & Trust Company
[55 Challenger Road
Ridgefield Park, NJ 07660]
Phone:	[●]
Email	[●]

With a copy in each case (which shall not constitute service) to:

[●]
[●]
Phone:	[●]
Email	[●]”

2.23. Amendments. The second sentence of Section 9.8 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the vote or written consent of the Registered Holders of at least 65% of the then outstanding Company Warrants.”

2.24. Warrant Certificate. Exhibit A to the Existing Warrant Agreement is hereby amended by deleting Exhibit A in its entirety and replacing it with the Exhibit A attached hereto.

3. Resignation of Current Warrant Agent and Appointment of Successor Warrant Agent. Continental hereby resigns as Warrant Agent under the Existing Warrant Agreement, and the Company hereby appoints AST to act as the Warrant Agent for the Company under the Existing Warrant Agreement, and AST hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in the Existing Warrant Agreement as modified by this Agreement, each effective as of the Effective Time. SPAC and the Company each hereby waive the sixty (60) days’ notice requirement in connection with the resignation of the Warrant Agent pursuant to section 8.2.1 of the Existing Warrant Agreement.

4. Miscellaneous Provisions.

4.1. Effectiveness. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Merger and shall automatically be terminated and shall be null and void if the Merger Agreement shall be terminated for any reason.

4.2. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

4.3. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

4.4. Applicable Law. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the state of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the state of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

4.5. Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Company Warrant. The Warrant Agent may require any such holder to submit his, her or its Company Warrant for inspection by it.

4.6. Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Signatures to this Agreement transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

4.7. Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

4.8. Reference to and Effect on Agreements; Entire Agreement.

4.8.1. Any references to “this Agreement” in the Existing Warrant Agreement will mean the Existing Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Existing Warrant Agreement shall remain in full force and effect.

4.8.2. This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first above written.

ETORO GROUP LTD.

By:
Name:	[●]
Title:	[●]

[Signature Page to Assignment, Assumption and Amendment Agreement]

FINTECH ACQUISITION CORP. V

By:
Name:	[●]
Title:	[●]

[Signature Page to Assignment, Assumption and Amendment Agreement]

CANTOR FITZGERALD & CO.

By:
Name:	[●]
Title:	[●]

[Signature Page to Assignment, Assumption and Amendment Agreement]

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:	[●]
Title:	[●]

[Signature Page to Assignment, Assumption and Amendment Agreement]

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:
Name:	[●]
Title:	[●]

[Signature Page to Assignment, Assumption and Amendment Agreement]

EXHIBIT A

Warrant Certificate

[See attached.]